EXHIBIT 5

[Letterhead of AstraZeneca]

May 6, 2005

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Dear Sirs:

     In connection with the Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, the offering and sale of $100,000,000 face value of deferred compensation obligations of AstraZeneca PLC issuable pursuant to the AstraZeneca PLC Executive Deferred Compensation Plan (the “Plan”) of the Company, I have examined originals or copies, certified or otherwise identical to my satisfaction of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

     Upon the basis of the foregoing, I am of the opinion that the obligations issued pursuant to the Plan, when and to the extent issued pursuant to the Plan, will be validly issued, fully paid and nonassessable and be binding obligations of AstraZeneca PLC.

     I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Ann Booth-Barbarin
Ann Booth-Barbarin, Esq.